Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-154708) of our report dated March 9, 2012, relating to the consolidated financial statements and financial statement schedule and the effectiveness of internal control over financial reporting both which appears in this Form 10-K.

/s/BKM Sowan Horan, LLP

Addison, Texas
March 9, 2012